Exhibit 99.1

NEWS RELEASE
Contacts:	Brian Feldott Director, Investor Relations Newpark Resources, Inc. bfeldott@newpark.com 281-362-6800

 FOR IMMEDIATE RELEASE

NEWPARK RESOURCES REPORTS THIRD QUARTER 2015 RESULTS

Company generates $25 million of operating cash flow; initiates additional cost reductions

THE WOODLANDS, TX – OCTOBER 29, 2015 – Newpark Resources, Inc. (NYSE: NR) today announced results for its third quarter ended September 30, 2015. Total revenues for the third quarter of 2015 were $154.2 million compared to $163.6 million in the second quarter and $297.0 million in the third quarter of 2014. Net loss for the third quarter of 2015 was $4.5 million, or $0.05 per share, compared to a net loss of $4.3 million, or $0.05 per share, in the second quarter, and net income of $23.5 million, or $0.25 per diluted share, in the third quarter of 2014. Third quarter 2015 results included the impact of the following:

●	$2.3 million of pre-tax charges ($1.5 million after-tax) associated with workforce reductions, predominately in North America.

●	$3.2 million of pre-tax foreign exchange losses ($3.2 million after-tax), substantially all of which is attributable to the re-valuation of inter-company balances due from our Brazilian subsidiary.

●

$0.4 million pre-tax charge and a $3.3 million benefit to the income tax provision ($2.9 million net after-tax benefit) associated with the forgiveness of a portion of the inter-company balances due from our Brazilian subsidiary.

●	$2.2 million benefit to the provision for income taxes associated with the release of U.S. tax reserves, following the expiration of statutes of limitation.

Combined, the above items resulted in a $5.9 million increase to pre-tax loss, but a $0.4 million benefit, after taxes.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “While we are encouraged by the continuing strength in cash flow, the challenging market environment again provided a strong headwind to third quarter results. With the further softening in North American drilling activity over the past two months, our North American Fluids revenues declined slightly from second quarter levels. Meanwhile, our international Fluids revenues remained relatively in-line with the prior quarter and our expectations, with EMEA remaining our strongest performing region, benefitting from the continuing ramp-up of activities in Kuwait and Algeria. In the Mats segment, as announced previously, we’ve seen a further softening in rental and services revenues in the weak commodity price environment, particularly in our largest rental market, the Northeast region. We also experienced softness in the Gulf Coast region, and non-exploration revenues were negatively impacted by the completion of large rental projects, which led to a decline in our rental fleet utilization and an $8 million decline in rental and service revenues.

“In response to the continued weakness and near-term uncertainty in the North American market, we’ve initiated additional workforce reduction efforts, including an early retirement program within certain business units. While we expect to see some relief from these cost actions in the near-term, a more meaningful improvement in operating results will need to be driven by an increase in revenue,” added Howes. “Fortunately, we continue to benefit from our strong balance sheet position, including $114 million of cash on-hand and continuing positive cash flow, which allows us to focus on developing new market opportunities in both segments, while preserving our organizational capabilities for the eventual recovery in drilling activity.”

SEGMENT RESULTS

The Fluids Systems segment generated revenues of $138.8 million in the third quarter of 2015 compared to $140.3 million in the second quarter and $251.2 million in the third quarter of 2014. Segment operating loss was $1.2 million in the third quarter of 2015, compared to a $0.2 million operating loss in the second quarter and operating income of $27.8 million in the third quarter of 2014. The segment results for the third quarter of 2015 included a $2.0 million charge associated with workforce reductions and a $0.4 million charge associated with the forgiveness of inter-company balances due from our Brazilian subsidiary.

The Mats and Integrated Services segment generated revenues of $15.4 million in the third quarter of 2015 compared to $23.3 million in the second quarter and $45.7 million in the third quarter of 2014. Segment operating loss was $0.1 million in the third quarter of 2015, which included a $0.2 million charge associated with workforce reductions, compared to operating income of $6.6 million in the second quarter, and $20.5 million in the third quarter of 2014.

LEADERSHIP ANNOUNCEMENT

The Company announced that Tim Armand has been appointed to the role of Vice President of U.S. Offshore Operations within the Fluids Systems segment. Mr. Armand joins Newpark after nearly 30 years of experience with Schlumberger, predominately in offshore operations.

CONFERENCE CALL

Newpark has scheduled a conference call to discuss third quarter 2015 results, which will be broadcast live over the Internet, on Friday, October 30, 2015 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial (412) 902-0030 and ask for the Newpark conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through November 13, 2015 and may be accessed by dialing (201) 612-7415 and using pass code 13621403. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of value-added drilling fluids systems and composite matting systems used in oilfield and other commercial markets. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2014, as well as others, could cause results to differ materially from those expressed in, or implied by, these statements. These risk factors include, but are not limited to, our customer concentration and cyclical nature of our industry, operating hazards inherent in the oil and natural gas industry, our international operations, the cost and continued availability of borrowed funds, our ability to execute our business strategy and make successful business acquisitions and capital investments, the availability of raw materials and skilled personnel, the impact of restrictions on offshore drilling activity, our market competition, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.

Consolidated Statements of Operations

(Unaudited)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands, except per share data)	2015	2015	2014	2015	2014

Revenues	$154,170	$163,644	$296,964	$526,278	$812,254

Cost of revenues	138,283	142,155	228,661	457,072	639,932

Selling, general and administrative expenses	25,859	23,963	28,754	75,800	82,258
Other operating (income) loss, net	(709)	(792)	117	(1,777)	(1,941)

Operating income (loss)	(9,263)	(1,682)	39,432	(4,817)	92,005

Foreign currency exchange (gain) loss	3,236	(410)	1,221	4,390	(530)
Interest expense, net	2,129	2,224	2,321	6,608	8,071

Income (loss) from continuing operations before income taxes	(14,628)	(3,496)	35,890	(15,815)	84,464
Provision for income taxes	(10,157)	758	12,398	(8,083)	28,901
Income (loss) from continuing operations	(4,471)	(4,254)	23,492	(7,732)	55,563
Income from discontinued operations, net of tax	-	-	-	-	1,152
Gain from disposal of discontinued operations, net of tax	-	-	-	-	22,117

Net income (loss)	$(4,471)	$(4,254)	$23,492	$(7,732)	$78,832

Income (loss) per common share -basic:
Income (loss) from continuing operations	$(0.05)	$(0.05)	$0.29	$(0.09)	$0.67
Income from discontinued operations	-	-	-	-	0.28
Net income (loss)	$(0.05)	$(0.05)	$0.29	$(0.09)	$0.95

Income (loss) per common share -diluted:
Income (loss) from continuing operations	$(0.05)	$(0.05)	$0.25	$(0.09)	$0.59
Income from discontinued operations	-	-	-	-	0.23
Net income (loss)	$(0.05)	$(0.05)	$0.25	$(0.09)	$0.82

Calculation of Diluted EPS:
Income (loss) from continuing operations	$(4,471)	$(4,254)	$23,492	$(7,732)	$55,563
Assumed conversions of Senior Notes	-	-	1,294	-	3,808
Adjusted income (loss) from continuing operations	$(4,471)	$(4,254)	$24,786	$(7,732)	$59,371

Weighted average number of common shares outstanding-basic	82,990	82,529	82,055	82,606	83,260
Add: Dilutive effect of stock options and restricted stock awards	-	-	1,550	-	1,715
Dilutive effect of Senior Notes	-	-	15,682	-	15,682

Diluted weighted average number of common shares outstanding	82,990	82,529	99,287	82,606	100,657

Diluted income (loss) from continuing operations per common share	$(0.05)	$(0.05)	$0.25	$(0.09)	$0.59

Note: For the second quarter, third quarter, and first nine months of 2015, we excluded all potentially dilutive stock options and restricted stock as well as the assumed conversion of the Senior Notes in calculating diluted earnings per share due to the net losses incurred for these periods as the effect was anti-dilutive.

Newpark Resources, Inc.

Operating Segment Results

(Unaudited)	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2015	2015	2014

Revenues
Fluids systems	$138,765	$140,344	$251,234
Mats and integrated services	15,405	23,300	45,730
Total revenues	$154,170	$163,644	$296,964

Operating income (loss)
Fluids systems	$(1,246)	$(223)	$27,756
Mats and integrated services	(128)	6,555	20,541
Corporate office	(7,889)	(8,014)	(8,865)
Total operating income (loss)	$(9,263)	$(1,682)	$39,432

Segment operating margin
Fluids systems	(0.9% )	(0.2% )	11.0%
Mats and integrated services	(0.8% )	28.1%	44.9%

Newpark Resources, Inc.

Consolidated Balance Sheets

(Unaudited)
	September 30,	December 31,
(In thousands, except share data)	2015	2014

ASSETS
Cash and cash equivalents	$113,850	$85,052
Receivables, net	176,640	318,600
Inventories	176,828	196,556
Deferred tax assets	4,367	11,013
Prepaid expenses and other current assets	30,116	12,615
Total current assets	501,801	623,836

Property, plant and equipment, net	302,404	283,361
Goodwill	89,749	91,893
Other intangible assets, net	12,190	15,666
Other assets	6,526	5,366
Total assets	$912,670	$1,020,122

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$5,913	$11,648
Accounts payable	65,230	108,242
Accrued liabilities	42,895	53,342
Total current liabilities	114,038	173,232

Long-term debt, less current portion	172,497	172,498
Deferred tax liabilities	17,058	37,694
Other noncurrent liabilities	5,464	11,240
Total liabilities	309,057	394,664

Commitments and contingencies

Common stock, $0.01 par value, 200,000,000 shares authorized and 99,371,066 and 99,204,318 shares issued, respectively	994	992
Paid-in capital	530,059	521,228
Accumulated other comprehensive loss	(54,339)	(31,992)
Retained earnings	254,884	262,616
Treasury stock, at cost; 15,214,413 and 15,210,233 shares, respectively	(127,985)	(127,386)
Total stockholders’ equity	603,613	625,458
Total liabilities and stockholders' equity	$912,670	$1,020,122

Note: At September 30, 2015, Prepaid expenses and other current assets includes $15.5 million of restricted cash, which collateralize outstanding letters of credit.

Newpark Resources, Inc.

Consolidated Statements of Cash Flows

(Unaudited)	Nine Months Ended September 30,
(In thousands)	2015	2014
Cash flows from operating activities:
Net income (loss)	$(7,732)	$78,832
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	32,668	30,925
Stock-based compensation expense	10,514	9,092
Provision for deferred income taxes	(12,240)	(5,277)
Net provision for doubtful accounts	1,176	1,226
Gain on sale of a business	-	(33,974)
Gain on sale of assets	(940)	(1,351)
Excess tax benefit from stock-based compensation	-	(1,175)
Change in assets and liabilities:
(Increase) decrease in receivables	120,848	(60,348)
(Increase) decrease in inventories	11,190	(11,973)
Increase in other assets	(2,384)	(6,170)
Increase (decrease) in accounts payable	(38,772)	7,531
Increase (decrease) in accrued liabilities and other	(7,161)	15,544
Net cash provided by operating activities	107,167	22,882

Cash flows from investing activities:
Capital expenditures	(51,375)	(84,710)
Increase in restricted cash	(15,500)	-
Proceeds from sale of property, plant and equipment	1,864	3,144
Proceeds from sale of a business	-	89,766
Net cash (used in) provided by investing activities	(65,011)	8,200

Cash flows from financing activities:
Borrowings on lines of credit	7,178	54,665
Payments on lines of credit	(9,928)	(58,897)
Debt issuance costs	(1,763)	-
Other financing activities	(1,695)	(43)
Proceeds from employee stock plans	469	3,104
Purchases of treasury stock	(1,771)	(52,892)
Excess tax benefit from stock-based compensation	-	1,175
Net cash used in financing activities	(7,510)	(52,888)

Effect of exchange rate changes on cash	(5,848)	(2,644)

Net increase (decrease) in cash and cash equivalents	28,798	(24,450)
Cash and cash equivalents at beginning of year	85,052	65,840

Cash and cash equivalents at end of period	$113,850	$41,390

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